Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2010 RESULTS

•                  Fourth Quarter Operating Income of $12.3 Million

•                  Fourth Quarter Income from Continuing Operations of $0.24 per Diluted Share

•                  Provides Outlook for Q1 Fiscal 2011

New York, New York — March 17, 2011 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 555 retail stores, today announced results for the fourth quarter and full fiscal year ended January 29, 2011 (“fiscal year 2010”).

Fourth Quarter and Fiscal Year Results

For the fourth quarter of fiscal year 2010, net sales were $303.2 million, as compared to $298.0 million for the fourth quarter of fiscal year 2009. Comparable store sales for the fourth quarter of fiscal year 2010 increased 1.7% compared to a decrease of 7.7% in the prior year fourth quarter.

Operating income for the fourth quarter of fiscal year 2010 was $12.3 million, exceeding the Company’s previous guidance range of $9.0 million to $12.0 million and reflecting a significant improvement from the prior year’s fourth quarter operating income of $3.4 million.

Net income from continuing operations in the fourth quarter of fiscal year 2010 increased to $14.9 million, or $0.24 per diluted share, which includes favorable non-operating tax adjustments of $0.04 per diluted share. This compares to the Company’s previous guidance range of net income from continuing operations of $0.15 to $0.19 per diluted share on a GAAP basis.  This also compares to net income from continuing operations in the prior year fourth quarter of $2.5 million, or $0.04 per diluted share, which included a previously disclosed non-operating loss of $0.02 per diluted share related to restructuring charges.

On a non-GAAP basis, excluding non-operating adjustments and normalizing taxes to eliminate unusual items and valuation allowance adjustments, the Company’s adjusted net income from continuing operations for the fourth quarter of fiscal year 2010 was $7.7 million, or $0.13 per diluted share.  This compares to adjusted net income from continuing operations of $3.7 million, or $0.06 per diluted share, for the fourth quarter of fiscal year 2009.  Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release.

Gregory Scott, New York & Company’s CEO, stated:  “Our fourth quarter results reflect a strong focus on controlling inventory and improving our margins.  We were successful in driving both sales and merchandise margin from last year through an improved product assortment, strong in-store promotional events and targeted direct marketing efforts.  This, combined with leverage of our buying and occupancy costs, resulted in a significant improvement in our fourth quarter operating income versus last year.  We are pleased with our positioning as we enter fiscal year 2011.  Our strategies are generating their intended results and we expect to demonstrate continued progress as we focus on our key priorities of improving sales productivity and profitability.”

During the fourth quarter:

•                  The Company’s E-commerce business produced strong results with sales up 23.9% from the prior year level.

•                  The accessories business was strong with jewelry reflecting significant comparable store sales increases and improved merchandise margin.

•                  Gross profit as a percentage of net sales improved by 230 basis points versus the prior year, driven by an improvement in merchandise margin and leverage in buying and occupancy costs.

•                  Selling, general and administrative expenses were flat at 25.1% of net sales.

•                  Inventory remains tightly managed with total year-end inventory declining by 5.7%. In-store inventory, which excludes in-transit inventory, decreased 13.2%.

•                  The Company ended the year with $77.4 million of cash-on-hand with no outstanding borrowings under its revolving credit facility.

•                  In fiscal year 2010, the Company opened 22 new stores, remodeled eight existing stores and closed 43 stores, ending the year with 555 stores, including 24 outlet stores, and 3.0 million selling square feet in operation.

For fiscal year 2010, net sales were $1,021.7 million, as compared to $1,006.7 million for fiscal year 2009, and comparable store sales increased 1.6% for fiscal year 2010 versus a decline of 11.8% in fiscal year 2009. Net loss from continuing operations was $76.5 million, or $1.29 per diluted share for fiscal year 2010, which includes certain non-operating adjustments, as noted in Exhibit 5, totaling a loss of $0.81 per diluted share. This compares to a net loss from continuing operations of $0.23 per diluted share for fiscal year 2009, which includes a previously disclosed non-operating loss of $0.03 per diluted share related to restructuring charges.

On a non-GAAP basis, excluding the non-operating adjustments and normalizing taxes to eliminate unusual items and valuation allowance adjustments, the Company’s adjusted net loss from continuing operations for fiscal year 2010 was $28.4 million, or $0.48 per diluted share. This compares to adjusted net loss from continuing operations of $12.1 million, or $0.20 per diluted share, for fiscal year 2009. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release.

Outlook

Regarding its expectations for the first quarter of fiscal year 2011, the Company provided the following:

•                  Comparable store sales for the first quarter of fiscal year 2011 are expected to be in the positive low single-digit range with 551 stores in operation at the end of the first quarter as compared to 579 in the prior year.

•                  Gross profit margins are expected to improve by 100 to 175 basis points versus the prior year’s rates.

•                  Selling, general and administrative expenses as a percentage of net sales are expected to be approximately flat versus the prior year.

•                  Operating loss is expected to narrow from the operating loss of $8.7 million incurred in the year-ago period.

•                  The Company expects the effective tax rate for the first quarter of fiscal year 2011 to be 0% as compared to an effective tax rate of 45.3% in the prior year.  As previously announced, the Company continues to provide for adjustments to the deferred tax valuation allowance recorded in the second quarter of fiscal year 2010 offsetting any future tax provisions or benefits resulting in a 0% effective tax rate for GAAP purposes.

•                  The Company expects inventory levels at the end of the first quarter of fiscal year 2011 to be down approximately 10% as compared to the prior year.

•                  Capital expenditures are expected to be approximately $4.3 million for the first quarter of fiscal year 2011, as compared to $3.9 million in the prior year.  Depreciation expense for the period is estimated at $10.2 million.

•                  The Company has no outstanding borrowings under its revolving credit facility and does not anticipate the need to use the facility during the first half of fiscal year 2011.

•                  The Company expects to close four stores and remodel two existing locations, ending the first quarter of fiscal year 2011 with 551 stores, including 24 outlet stores.

Conference Call Information

A conference call to discuss the results for the fourth quarter of fiscal year 2010 is scheduled for today, Thursday, March 17, 2011 at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial 800-946-0722, referencing conference ID number 9808782 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until midnight on March 24, 2011 and can be accessed by dialing 877-870-5176 and entering conference ID number 9808782.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

Investor: Allison Malkin

Media: Kristina Jorge

(203) 682-8200

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have deteriorated significantly and may continue to do so for the foreseeable future; (ii) the Company’s ability to successfully maintain its restructuring and cost reduction program; (iii) the current economic conditions which could negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories known for offering the latest NY Style. The Company’s proprietary branded New York & Company ® merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 555 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended				Fiscal year ended
(Amounts in thousands, except per share amounts)	January 29, 2011		January 30, 2010		January 29, 2011	January 30, 2010
Net sales	$303,179		$298,046		$1,021,699	$1,006,675

Cost of goods sold, buying and occupancy costs	214,927		218,133		788,378 (a)	754,086

Gross profit	88,252		79,913		233,321	252,589

Selling, general and administrative expenses	75,953		74,573		298,419 (b)	274,139

Restructuring charges	(37)		1,918	(c)	1,281 (c)	2,376 (c)

Operating income (loss)	12,336		3,422		(66,379)	(23,926)

Interest expense, net of interest income	157		187		697	755

Income (loss) from continuing operations before income taxes	12,179		3,235		(67,076)	(24,681)

(Benefit) provision for income taxes	(2,757	)(d)	700		9,466 (d)	(11,197)

Income (loss) from continuing operations	14,936		2,535		(76,542)	(13,484)

Income from discontinued operations, net of taxes	81		—		81	3

Net income (loss)	$15,017		$2,535		$(76,461)	$(13,481)

Basic earnings (loss) per share from continuing operations	$0.25		$0.04		$(1.29)	$(0.23)
Basic earnings per share from discontinued operations	—		—		—	—
Basic earnings (loss) per share	$0.25		$0.04		$(1.29)	$(0.23)

Diluted earnings (loss) per share from continuing operations	$0.24		$0.04		$(1.29)	$(0.23)
Diluted earnings per share from discontinued operations	0.01		—		—	—
Diluted earnings (loss) per share	$0.25		$0.04		$(1.29)	$(0.23)

Weighted average shares outstanding:
Basic shares of common stock	59,537		59,303		59,443	59,457
Diluted shares of common stock	61,126		60,652		59,443	59,457

Selected operating data for continuing operations:
(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	1.7%	(7.7)%	1.6%	(11.8)%
Net sales per average selling square foot (e)	$98	$92	$329	$310
Net sales per average store (f)	$535	$510	$1,805	$1,727
Average selling square footage per store (g)	5,453	5,544	5,453	5,544

(a)          Includes the write-off of $0.8 million of inventory during the second quarter of fiscal year 2010 in connection with an underperforming test accessories concept.

(b)         During the second quarter of fiscal year 2010, the Company recorded $15.7 million of non-cash charges related to the impairment of New York & Company store assets and the disposal of certain information technology assets. During the third quarter of fiscal year 2010, the Company recorded $1.0 million of separation expenses related to management changes.

(c)          During the second quarter of fiscal year 2010, the Company recorded $1.1 million of non-cash charges related to the impairment of store assets and $0.1 million of severance costs incurred in connection with exiting an underperforming test accessories concept. During fiscal year 2009, the Company recorded a $2.4 million pre-tax restructuring charge comprised of $1.2 million of non-cash asset impairment charges related to underperforming stores recorded during the fourth quarter of fiscal year 2009 and $1.2 million in cash charges related to severance costs, of which $0.5 million and $0.7 million was recorded during the third and fourth quarter of fiscal year 2009, respectively.

(d)         Income tax expense for fiscal year 2010 is comprised primarily of a valuation allowance recorded against the Company’s deferred tax assets as of January 30, 2010 of $17.9 million, partially offset by a $6.1 million tax benefit recorded during the third quarter of fiscal year 2010 in connection with a change in accounting methods for tax purposes and a $2.3 million tax benefit recorded during the fourth quarter of fiscal year 2010 for other tax related items.

(e)          Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(f)            Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(g)         Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Fiscal year ended
As a % of net sales	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
Net sales	100.0%	100.0%	100.0%	100.0%

Cost of goods sold, buying and occupancy costs	70.9%	73.2%	77.2%	74.9%

Gross profit	29.1%	26.8%	22.8%	25.1%

Selling, general and administrative expenses	25.1%	25.1%	29.2%	27.3%

Restructuring charges	(0.1)%	0.6%	0.1%	0.2%

Operating income (loss)	4.1%	1.1%	(6.5)%	(2.4)%

Interest expense, net of interest income	0.1%	0.1%	0.1%	0.1%

Income (loss) from continuing operations before income taxes	4.0%	1.0%	(6.6)%	(2.5)%

(Benefit) provision for income taxes	(0.9)%	0.1%	0.9%	(1.2)%

Income (loss) from continuing operations	4.9%	0.9%	(7.5)%	(1.3)%

Income from discontinued operations, net of taxes	0.1%	—%	—%	—%

Net income (loss)	5.0%	0.9%	(7.5)%	(1.3)%

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	January 29, 2011	January 30, 2010
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$77,392	$87,296
Accounts receivable	9,756	9,447
Income taxes receivable	527	3,000
Inventories, net	82,062	87,059
Prepaid expenses	20,707	22,608
Other current assets	1,202	1,417
Current assets of discontinued operations	54	108
Total current assets	191,700	210,935

Property and equipment, net	144,561	187,079
Intangible assets	14,879	14,879
Deferred income taxes	3,362	22,637
Other assets	708	997
Total assets	$355,210	$436,527
Liabilities and stockholders’ equity
Current liabilities:
Current portion — long-term debt	$7,500	$6,000
Accounts payable	73,611	72,019
Accrued expenses	64,072	58,932
Income taxes payable	260	991
Deferred income taxes	3,362	4,774
Current liabilities of discontinued operations	130	265
Total current liabilities	148,935	142,981

Long-term debt, net of current portion	—	7,500
Deferred rent	66,862	72,020
Other liabilities	5,576	5,862
Total liabilities	221,373	228,363

Total stockholders’ equity	133,837	208,164
Total liabilities and stockholders’ equity	$355,210	$436,527

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Fiscal year ended
(Amounts in thousands)	January 29, 2011	January 30, 2010
	(Unaudited)	(Audited)

Operating activities
Net loss	$(76,461)	$(13,481)
Less: Income from discontinued operations, net of taxes	81	3
Loss from continuing operations	(76,542)	(13,484)
Adjustments to reconcile net loss to net cash provided by operating activities of continuing operations:
Depreciation and amortization	41,090	42,368
Loss from impairment charges	16,283	1,218
Amortization of deferred financing costs	216	216
Share-based compensation expense	2,474	1,768
Deferred income taxes	17,863	(5,242)
Changes in operating assets and liabilities:
Accounts receivable	(309)	2,546
Income taxes receivable	2,473	7,202
Inventories, net	4,997	17,802
Prepaid expenses	1,901	2,002
Accounts payable	1,592	3,588
Accrued expenses	5,140	(2,189)
Income taxes payable	(731)	991
Deferred rent	(5,158)	(3,828)
Other assets and liabilities	(486)	348
Net cash provided by operating activities of continuing operations	10,803	55,306

Investing activities
Capital expenditures	(15,695)	(13,285)
Proceeds from the sale of fixed assets	936	—
Net cash used in investing activities of continuing operations	(14,759)	(13,285)

Financing activities
Proceeds from borrowings under revolving credit facility	21,000	—
Repayment of borrowings under revolving credit facility	(21,000)	—
Repayment of debt	(6,000)	(6,000)
Purchase of treasury stock	—	(3,417)
Proceeds from exercise of stock options	95	86
Excess tax benefit (reduction) from exercise of stock options	(43)	331
Net cash used in financing activities of continuing operations	(5,948)	(9,000)

Cash flows from discontinued operations
Operating cash flows	—	(6)
Investing cash flows	—	—
Financing cash flows	—	—
Net cash used in discontinued operations	—	(6)

Net (decrease) increase in cash and cash equivalents	(9,904)	33,015
Cash and cash equivalents at beginning of period (including cash at discontinued operations of $0 and $1, respectively)	87,296	54,281
Cash and cash equivalents at end of period (represents cash at continuing operations)	$77,392	$87,296

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP income (loss) from continuing operations before income taxes, net income (loss) from continuing operations and earnings (loss) per diluted share for the three and twelve months ended January 29, 2011 and January 30, 2010 are indicated below.  This information reflects, on a non-GAAP adjusted basis, the Company’s operating results after excluding the effects of charges incurred in connection with the Company’s restructuring and cost reduction program in addition to certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and earnings that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

During the fourth quarter of fiscal year 2010, the Company incurred certain non-operating adjustments as follows:

•      A $4.9 million adjustment to the Company’s previously recorded deferred tax valuation allowance; and

•      A $2.3 million benefit resulting from other tax related items.

During the fourth quarter of fiscal year 2009, the Company incurred the following non-operating adjustments:

•                  Restructuring charges of $1.9 million comprised of a $1.2 million non-cash asset impairment charge related to underperforming stores and $0.7 million of cash charges related to severance.

	Three months ended January 29, 2011
(Amounts in thousands, except per share amounts)	Income from continuing operations before income taxes	(Benefit) provision for income taxes	Net income from continuing operations	Earnings per diluted share from continuing operations
GAAP as reported	$12,179	$(2,757)	$14,936	$0.24
Adjustments affecting comparability
Restructuring charges (a)	(37)	15	(22)	—
Deferred tax valuation allowance	—	(4,897)	(4,897)	(0.07)
Other tax related items	—	(2,336)	(2,336)	(0.04)
Non-GAAP as adjusted	$12,142	$4,461	$7,681	$0.13

	Three months ended January 30, 2010
(Amounts in thousands, except per share amounts)	Income from continuing operations before income taxes	Provision for income taxes	Net income from continuing operations	Earnings per diluted share from continuing operations
GAAP as reported	$3,235	$700	$2,535	$0.04
Adjustments affecting comparability
Restructuring charges (a)	1,918	(771)	1,147	0.02
Non-GAAP as adjusted	$5,153	$1,471	$3,682	$0.06

(a)          The tax effect is calculated using a 40.2% effective tax rate.

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures (Cont’d)

(Unaudited)

For the full fiscal year 2010 the Company incurred the following non-operating adjustments:

•                  Restructuring charges totaling $2.1 million related to the exiting of an underperforming test accessories concept;

•                  Separation expenses of $1.0 million related to management changes;

•                  Non-cash charge of $15.7 million related primarily to the impairment of store assets; and

•                  The following tax related adjustments: a $6.1 million tax benefit resulting primarily from a change in accounting methods for tax purposes, a $44.8 million valuation allowance against the company’s deferred tax assets as of January 30, 2010 plus deferred tax assets generated by the fiscal year 2010 loss and a $1.9 million benefit resulting from other tax related items.

During the full fiscal year 2009 the Company incurred the following non-operating adjustments:

•                  Restructuring charges of $2.4 million comprised of a $1.2 million non-cash asset impairment charge related to underperforming stores and $1.2 million of cash charges related to severance.

	Fiscal year ended January 29, 2011
(Amounts in thousands, except per share amounts)	Loss from continuing operations before income taxes	Provision (benefit) for income taxes	Net loss from continuing operations	Net loss per diluted share from continuing operations
GAAP as reported	$(67,076)	$9,466	$(76,542)	$(1.29)
Adjustments affecting comparability
Restructuring charges (a)	2,126	(854)	1,272	0.02
Separation expenses (a)	953	(383)	570	0.01
New York & Company asset impairment and disposals (a)	15,725	(6,321)	9,404	0.16
Tax benefit resulting primarily from a change in accounting methods for tax purposes	—	(6,082)	(6,082)	(0.10)
Deferred tax valuation allowance	—	44,826	44,826	0.75
Other tax related items	—	(1,870)	(1,870)	(0.03)
Non-GAAP as adjusted	$(48,272)	$(19,850)	$(28,422)	$(0.48)

	Fiscal year ended January 30, 2010
(Amounts in thousands, except per share amounts)	Loss from continuing operations before income taxes	Benefit for income taxes	Net loss from continuing operations	Net loss per diluted share from continuing operations
GAAP as reported	$(24,681)	$(11,197)	$(13,484)	$(0.23)
Adjustments affecting comparability
Restructuring charges (a)	2,376	(955)	1,421	0.03
Non-GAAP as adjusted	$(22,305)	$(10,242)	$(12,063)	$(0.20)

(a)          The tax effect is calculated using a 40.2% effective tax rate.